Exhibit 10.11

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement"), entered into on July 27, 2006 but effective as of February 14, 2006 (the "Effective Date") by and among Standard Drilling, Inc. (referred to as "STANDARD" or the "Company") and O. Oliver Pennington, III ("Executive");

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Executive, and the Executive is willing to provide such services to the Company, all upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment, all upon the terms and conditions set forth herein.

SECTION 2.Term. Unless sooner terminated pursuant to Section 5 of this Agreement, the Executive shall be employed for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the "Term"); provided, however, that the Term shall automatically be extended on a daily basis for an additional day such that, at all times, the remaining Term shall be three years. Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated by Company upon written notice, in which case the Agreement will terminate upon the expiration of the three-year Term.

SECTION 3.Duties and Responsibilities.

A.Capacity. The Executive shall serve in the capacity of Vice President and CFO of STANDARD. During the term of this Agreement, as Vice President and CFO of the Company, Executive will have supervisory responsibility for all operations of the Company and such duties normally incident to that position as the Board of Directors of Standard (the "Board") may reasonably prescribe.

B.Duties. The Executive shall devote such of his business time, attention and energies to the business of the Company as are reasonably necessary to perform his duties under this Agreement. Such duties shall be performed at the headquarters of the Company in Washington, DC and in Houston, Texas and at such other places as the Board may reasonably require without necessitating any change in Executive's place of residence. The Executive shall not be engaged in any other business activity, whether or not pursued for gain, profit or other pecuniary advantage, which would impair his ability to fulfill his duties to the Company under this Agreement, without the prior written consent of the Board.

C.Vacation. The Executive shall be entitled to four weeks of paid vacation per calendar year, which, if not taken, may be carried forward to any subsequent year, except in accordance with Company policy applicable to the Company's employees generally. The Executive shall also be entitled to such holidays and, subject to the provisions of Section 5, other paid or unpaid leaves of absence as are consistent with the Company's normal policies.

SECTION 4.Compensation.

A.Base Salary. The Company shall pay the Executive a salary (the "Base Salary") of U.S. $200,000 per annum. The Base Salary shall be payable no less often than monthly in accordance with the general payroll practices of the Company in effect from time to time. The Company shall review the Base Salary then being paid to the Executive at such times as the Company regularly reviews the compensation paid to employees. Upon completion of such review, the Company in its sole discretion may increase or maintain (but not reduce) the Executive's then current Base Salary, and any increased salary shall be the "Base Salary" for all purposes under this Agreement. Notwithstanding the above, the Base Salary shall be increased to $360,000 upon the third anniversary date from the Effective Date of this Agreement.

B.Stock Options. The Company shall grant the Executive non-qualified options in Standard’s 2006 Option Plan to purchase 650,000 non-qualified options to purchase the Company's stock at $.07 per share. Such options shall be for a term commencing on July 27, 2006 and this Option shall be exercisable after the later of the date the closing price of our common stock on any exchange on which the common stock of Standard Drilling, Inc. is traded or quoted equals or exceeds $2.50 for 10 trading days or January 1, 2007. This Option shall survive the Executive’s termination date if such termination occurs after December 31, 2006. If the Executive’s termination date occurs prior to January 1, 2007, the Option shall be forfeited unexercised. This Option shall not be exercisable in any event after January 25, 2008.

C.Bonus. The Executive shall be eligible, in the sole discretion of the Board, to be considered for a bonus following each fiscal year ending during the Term based upon the Executive's performance and the operating results of the Company and their affiliates during such year in relation to performance targets established by the Board. Determination of the bonus amount shall take into account such unusual or nonrecurring items as the Chief Executive Officer of STANDARD and/or the Board deem appropriate.

D.Benefits. If and to the extent that the Company maintains employee benefit plans (including, but not limited to, pension, profit sharing, disability, accident, medical, life insurance and hospitalization plans), the Executive shall be entitled to participate therein in accordance with the terms of such plans and the Company's regular practices with respect to its employees. In addition, the Company promises to provide reasonable health and dental insurance for the Executive and his family, including $500,000 in life insurance.

E.Expenses. The Executive shall be entitled to reimbursement from the Company for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties, hereunder, including all reasonable commuting and communication costs, upon the submission of appropriate documentation.

F.Vacation. The Executive shall be entitled to five weeks of paid vacation per calendar year, which, if not taken, may be carried forward to any subsequent year, except in accordance with Company policy applicable to the Company's employees generally. The Executive shall also be entitled to such holidays and, subject to the provisions of Section 5, other paid or unpaid leaves of absence as are consistent with the Company's normal policies.

SECTION 5.Termination of Employment.

Notwithstanding the provisions of Section 2, the Executive's employment hereunder shall terminate under any of the following conditions:

A.Death. The Executive's employment under this Agreement shall terminate automatically upon his death.

B.Disability. The Executive's employment under this Agreement shall terminate automatically upon his Disability. For purposes of this Agreement, "Disability" means permanent and total disability (within the meaning of section 22(e) (3) of the Internal Revenue Code of 1986, as amended, or any successor provision) which has existed for at least 180 consecutive days.

C.Termination by the Company Without Cause or by Executive for Good Reason. The Company may terminate the Executive's employment hereunder without "Cause" (as hereinafter defined) on three months written notice by the Company to the Executive, and the Executive may terminate his employment for "Good Reason" (as hereinafter defined) as set forth in Section 5(E) below. Such terminations will cause the automatic vesting of any stock options, restricted stock and any other incentive compensation awarded to Executive not previously vested.

D.Termination by the Company for Cause. The Executive's employment hereunder may be terminated for Cause upon written notice by the Company. For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform his obligations under this Agreement (other than such failure resulting from his Disability) after a demand for substantial performance has been delivered to him by the Board which specifically identifies the manner in which the Board believes the Executive has not substantially performed such provisions and the Executive has failed to remedy the situation three months after such demand; (ii) the Executive's willfully engaging in conduct materially and demonstrably injurious to the property or business of the Company, including without limitation, fraud, misappropriation of funds or other property of the Company, other willful misconduct, gross negligence or conviction of a felony or any crime of moral turpitude; or (iii) the Executive's material breach of this Agreement which breach has not been remedied by the Executive within three months after the receipt by the Executive of written notice from the Company that the Executive is in material breach of this Agreement, specifying the particulars of such breach.

For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed "willful" or engaged in "willfully" if it (i) was due primarily to an error in judgment or negligence, but shall be deemed "willful" or engaged in "willfully" only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company, (ii) was approved in advance by the Chief Executive Officer or the Board, or (iii) was done or omitted in accordance with the terms of the applicable Company policy then in effect. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated as a result of "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has committed an act set forth above in this Section 5(D) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his legal representative to contest the validity or propriety of any such determination.

E.Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for "Good Reason." For purposes of this Agreement, "Good Reason" for termination shall mean any of the following (which occur without the Executive's prior written consent):

(1)a decrease in the Executive's Base Salary;

(2)a materially adverse diminution of the overall level of responsibilities of the Executive;

(3)a material breach by the Company of any term or provision of this Agreement;

(4)after a Change of Control (as defined in Section 7(B)) and during the Effective Period (as defined in Section 7(C)), (a) the failure of the Company to continue in effect any benefit or compensation plan (including, but not limited to, any bonus, incentive, retirement, supplemental executive retirement, savings, profit sharing, pension, performance, stock option, stock purchase, deferred compensation, life insurance, medical, dental, health, hospital, accident or disability plans) in which the Executive is participating at the time of such Change of Control (or plans providing to the Executive, in the aggregate, substantially similar benefits as the benefits enjoyed by the Executive under the benefit and compensation plans in which the Executive is participating at the time of such Change of Control), or (b) the taking of any action by the Company that would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of such Change in Control;

(5)any personal reason that the Compensation Committee of the Board in its discretion determines shall constitute Good Reason.

However, that no event or condition described in clauses (1) - (4) of this Section 5(E) shall constitute Good Reason unless (a) the Executive gives the Company written notice of his objection to such event or condition within 90 days after the Executive learns of such event, (b) such event or condition is not corrected by the Company within 10 days of its receipt of such notice and (c) the Executive voluntarily resigns his employment with the Company and its affiliates not more than 60 days following the expiration of the 10-day period described in the foregoing clause (b).

F.Voluntary Termination by the Executive. The Executive may terminate his employment hereunder at any time for reason other than Good Reason on 30 days written notice to the Company.

SECTION 6.Payments Upon Termination.

A.Upon termination of the Executive's employment hereunder, the Company shall be obligated to pay and the Executive shall be entitled to receive, on the pay date for the pay period in which the termination occurs, all accrued and unpaid Base Salary and bonus to the date of termination. In addition, the Executive shall be entitled to any benefits to which he is entitled under the terms of any applicable employee benefit plan or program or applicable law.

B.Except as provided in Section 7(A), upon termination of the Executive's employment by the Company without Cause or by the Executive due to Good Reason, in addition to the amount set forth in Section 6(A), the Company shall be obligated to pay, and the Executive shall be entitled to receive, (i) Base Salary and bonus for a period of three years and (ii) continued medical and dental benefits for a period of three years at no cost to the Executive. The Company may cease all payments of Base Salary and bonus under this Section 6(B) in the event of a willful breach by the Executive of the provisions of Sections 8, 9 or 10 of this Agreement or any inadvertent breach that continues after notice given to the Executive by the Company. As a condition precedent to the receipt of any of the severance benefits hereunder the Executive hereby agrees to execute a release of claims against the Company and its affiliates in form and substance reasonably satisfactory to the Company.

C.In the event Executive elects to terminate employment as set forth in Section 5(F) then in such event any options not vested as set forth in Section 3(B) shall terminate.

D.Upon any termination or expiration of the Executive's employment hereunder pursuant to Section 5, the Executive shall have no further liability or obligation under or in connection with this Agreement; provided, however, that the Executive shall continue to be subject to the provisions of Sections 8, 9, 10, 11 and 12 hereof (it being understood and agreed that such provisions shall survive any termination or expiration of the Executive's employment hereunder for any reason). Upon any voluntary termination by the Executive (other than a resignation by the Executive for Good Reason), or expiration of Executive's employment agreement, the Company shall have no further liability under or in connection with this Agreement, except to pay the portion of the Executive's Base Salary and bonus earned or accrued at the date of termination and to provide any employee benefits earned or accrued at the date of termination.

SECTION 7.Change of Control.

A.In the event that, during the Effective Period (as hereinafter defined), the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, in lieu of the amount set forth in Section 6(B), the Executive shall immediately become entitled to the following benefits:

(1)the outstanding options to acquire shares of the Company held by the Executive under any share option plan and granted on or prior to the Change of Control shall become immediately fully exercisable and shall remain exercisable for three years after termination of employment or, if less or more, their remaining term;

(2)a lump-payment equal to three times: (a) the Executive's then current Base Salary;

(3)a lump-sum payment equal to three times the highest annual bonus allowed under the Executive Bonus Plan for the Executive during the three-year period preceding the date of the Change of Control; and

(4)continued medical and dental coverage for three years from the termination date at no cost to the Executive.

B.For purposes of this Agreement, a "Change of Control" shall be deemed to have taken place upon the earliest occurrence of any of the following at any time after August 15, 2006: (i) a tender offer is made and consummated for the beneficial ownership of 25% or more of the outstanding voting securities of STANDARD; (ii) STANDARD is merged or consolidated with another corporation, and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation are beneficially owned in the aggregate by the persons or entities who were shareholders of STANDARD immediately prior to such merger or consolidation; (iii) STANDARD sells all or substantially all of its assets to another entity or person that is not a wholly owned subsidiary; (iv) during any 15-month period, individuals who at the beginning of such period constituted the Board (including for this purpose any new member whose election or nomination for election by the shareholders of STANDARD was approved by a vote of at least 2/3 of the members then still in office and who were members at the beginning of such period) cease for any reason to constitute at least a majority of the Board; (v) the Compensation Committee of the Board determines, in its sole discretion, that a Change of Control has occurred for purposes of this Agreement; or (vi) STANDARD sells all or substantially all of its assets to another entity or person that is not a subsidiary or affiliate of the Company or 80% or more of the outstanding voting securities of the Company are acquired by any person or entity other than STANDARD, its subsidiaries or affiliates.

C.For purposes of this Agreement, "Effective Period" shall mean the period beginning on the date that is six months prior to the date of the occurrence of a Change of Control and ending on the earlier of the third anniversary of the Change of Control or the expiration of the Term.

D.To the extent that the acceleration of vesting or any payment, distribution or issuance made to the Executive in the event of a Change of Control is subject to federal income, excise or other tax at a rate above the rate ordinarily applicable to compensation paid in the ordinary course of business (collectively, a "Parachute Tax"), whether as a result of the provisions of Section 280G and 4999 of the Internal Revenue Code of 1986, as amended, or any similar or analogous provisions of any statute adopted subsequent to the date hereof, or otherwise, then the Company shall pay to the Executive an additional sum (the "Additional Amount") such that the net amount received by the Executive, after paying any applicable Parachute Tax and any federal or state income tax on such Additional Amount, shall be equal to the amount that the Executive would have received if such Parachute Tax were not applicable.

SECTION 8.Confidential Information and Inventions.

A.Nondisclosure. The Executive hereby acknowledges that the Executive has knowledge of certain confidential and proprietary information relating to STANDARD or their affiliates and that it will be necessary, in connection with the performance of services hereunder, to provide or make available to the Executive certain confidential and proprietary information, including, but not limited to, business and financial information, technological information, strategies, the status and content of contracts with suppliers or clients, customer lists and financial information on customers, intellectual property, trade secrets and other information relating to the businesses, products, technology, services, customers, methods or tactics of STANDARD or its affiliates (any such confidential or proprietary information being hereinafter referred to as "Confidential Information"). The Executive further acknowledges that the Confidential Information constitutes valuable trade secrets of STANDARD and its affiliates and agrees that any such Confidential Information shall remain the property of STANDARD and its affiliates at all times during the term of this Agreement and following the expiration or termination hereof. The Executive shall not publish, disseminate, distribute, disclose, sell, assign, transfer, copy, remove from the premises of STANDARD or their affiliates, commercially exploit, make available to persons other than STANDARD, its employees and affiliates, or otherwise make use of any Confidential Information to or for the use or benefit of the Executive or any person, firm, corporation or entity other than STANDARD or its affiliates, except as specifically and previously authorized in writing by the Board or as required for the due and proper performance of his duties and obligations under this Agreement. In addition, the Executive shall employ all reasonable and necessary safeguards and precautions consistent with practices customarily followed by management in order to ensure that unauthorized access to the Confidential Information is not afforded to any person, firm, corporation or entity. Upon any expiration or termination of this Agreement, or if the Board or the Company so requests at any time, the Executive shall promptly return to STANDARD all Confidential Information in the Executive's possession, whether in writing, on computer disks or other media, without retaining any copies, extracts or other reproductions thereof. Notwithstanding the foregoing, nothing contained in this Section 8(A) shall prevent the publishing, dissemination, distribution, disclosure, sale, assignment, transfer, copying, removal, commercial exploitation or other use by the Executive of any information that (i) was or is generally available to the public (other than through a breach of an obligation of confidentiality), (ii) was within the possession of Executive prior to its being furnished to Executive by the Company, (iii) was or is independently developed by Executive without reference to, or derivation from, the Confidential Information, or (iv) was or is lawfully obtained by the Executive without obligation of confidentiality from a source other than STANDARD or its affiliates, directors, officers, employees, agents or other representatives (provided, however, that such source is not bound by a confidentiality agreement with STANDARD or any of its affiliates and is not otherwise under an obligation of secrecy or confidentiality to either of them).

B.Requests for Disclosure. It shall not be a breach of the obligations of Section 8(A) if Executive discloses Confidential Information (i) to other employees of the Company in the ordinary course of employment or to other persons pursuant to a signed confidentiality agreement, or (ii) as required by judicial or administrative process or, in the written opinion of Executive's counsel, by the requirements of applicable law, but in case of this clause (ii) only upon satisfaction of the following conditions: (A) the Executive gives prompt written notice to the Chairman of the Board of the existence of, and the circumstances attendant to, such request, sufficient to permit STANDARD or an affiliate to contest or seek to restrict the required disclosure (B) the Executive consults with the Chairman of the Board as to the advisability of taking legally available steps to resist or narrow any such request or otherwise to eliminate the need for such disclosure, (C) if disclosure is required, the Executive cooperates with the Chairman of the Board in obtaining a protective order or other reliable assurance in form and substance satisfactory to the Chairman of the Board that confidential treatment will be accorded to such portion of the Confidential Information as is required to be disclosed, and (D) that Executive disclosed only such Confidential Information as is legally required (or, where applicable, only such information as the written opinion of Executive's counsel deems required).

C.Confidential Information of Others. The Executive shall not disclose to STANDARD or its affiliates, or induce them to use, the proprietary information, trade secrets, or confidential information of others.

D.Disclosure. Upon each occurrence of conception, creation, and/or reduction to practice, the Executive will promptly provide a written description of each Invention (as hereinafter defined) to the Board or its designee.

E.Assignment and Ownership of Rights. The Executive agrees that all Inventions shall and, to the extent necessary, shall become and remain the property of STANDARD, and their successors and assigns, unless expressly released by STANDARD in writing. The Executive assigns, and to the extent such assignment is not effective, the Executive agrees to assign all such Inventions to STANDARD. The Executive agrees that all copyrightable works created for STANDARD during the Executive's employment are owned by STANDARD and, if necessary or appropriate, are works made for hire.

F.Obtaining Patents. STANDARD shall have sole discretion to decide whether to obtain any patent or other protection on any Invention. If STANDARD seeks any such protection, the Executive shall have no obligation to pay any expenses of the filing or maintenance of any such patent or other protection.

G.Inventions. "Inventions" means (i) any invention, development, improvement, or copyrightable work, (ii) created, conceived, or reduced to practice by the Executive individually or jointly with others while the Executive is employed by STANDARD or its affiliates or within a six-month period following termination of the Executive's employment, (iii) whether patentable or not, (iv) whether or not conceived or reduced to practice during regular working hours, and (v) that relates to any methods, apparatus, products, or components thereof which, before termination of the Executive's employment, are manufactured, sold, leased, or used by STANDARD or their affiliates or which are under development by, or which otherwise pertain to the business of STANDARD or their affiliates. However, "Inventions" shall not include any inventions, developments, improvements, or copyrightable work (i) for which no equipment, supplies, facility, or trade secret information of STANDARD or their affiliates were used, (ii) which the Executive developed entirely on the Executive's own time (iii) which does not relate directly to the business of STANDARD or their affiliates or to their actual or demonstrably anticipated research or development, or (iv) which does not result from any work performed by the Executive for STANDARD or their affiliates. The Executive represents that he has provided STANDARD, on or prior to the date hereof, a complete written description of all unpatented inventions and improvements in which the Executive has any rights that are not included in the term "Inventions", in a form acknowledged in writing by the Chief Executive Officer of STANDARD.

SECTION 9.Covenant Not to Compete.

A.Noncompetition. The Executive hereby agrees that during the "Noncompetition Period" (as hereinafter defined), he will not, except as otherwise permitted under this Agreement, in the Noncompetition Area directly or indirectly (whether as an employee, consultant, shareholder or director, or whether acting alone or through any of his affiliates, as a member of a partnership or a joint venture or an investor in, or a holder of securities of, any corporation or other entity, or otherwise), engage in any business conducted by STANDARD or its affiliates. Notwithstanding anything to the contrary in this Section 9, the Executive may (i) continue the activities described on Exhibit A, and (ii) passively invest his assets in such a form or manner as will not conflict with the terms of this Agreement and will not require services on the part of the Executive in the operation of the business of the companies or other enterprises in which such investments are made. The Executive acknowledges that (i) the provisions set forth in this Section 9 are for the benefit of STANDARD and its affiliates, (ii) his agreement to such provisions is an express condition to his employment by the Company and (iii) such provisions are reasonably necessary to protect the goodwill and other business interests of STANDARD and its affiliates. The "Noncompetition Period" shall be the period commencing on the Effective Date and ending on the second anniversary of the date of termination of the Executive's employment. The "Noncompetition Area" shall mean the counties within the states in which the Company is operating or owns oil and gas leases on the date of Executive's termination of employment.

B.Reformation of Scope. If any of the provisions of this Section 9 is found to be unreasonably broad, oppressive or unenforceable in an action, suit or proceeding before any federal or state court, such court (i) shall narrow the Noncompetition Period or the Noncompetition Area or shall otherwise endeavor to reform the scope of such agreements in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such agreements as so reformed.

SECTION 10. Nonsolicitation. The Executive shall not, directly or indirectly, during the Noncompetition Period, (A) take any action to solicit or divert any business (or potential business) or customers (or potential customers) away from STANDARD or its affiliates, (B) induce customers, potential customers, suppliers, agents or other persons under contract or otherwise associated or doing business with STANDARD or its affiliates to terminate, reduce or alter any such association or business with or from STANDARD or its affiliates and/or (C) induce any person in the employment of the Company, STANDARD or its affiliates or any consultant to STANDARD or its affiliates to (i) terminate such employment or consulting arrangement, (ii) accept employment, or enter into any consulting arrangement, with anyone other than STANDARD or its affiliates (except to the extent the consultant makes its services available to third parties on a regular basis) and/or (iii) interfere with the customers, suppliers or clients of STANDARD or its affiliates in any manner or the business of STANDARD or its affiliates in any manner. For purposes of this Section 10, a "potential customer" shall mean a person or entity that STANDARD or its affiliates, as of the date the Executive's employment terminates, is soliciting or is considering soliciting (or has targeted for solicitation). No general advertisement shall be a violation of the provisions of this section.

SECTION 11. Remedies. The Executive hereby agrees that a violation of the provisions of Section 8, 9 or 10 hereof may cause irreparable injury to STANDARD and its affiliates for which they would have no adequate remedy at law. Accordingly, in the event of any such violation, STANDARD and/or its affiliates shall be entitled to preliminary and other injunctive relief. Any such injunctive relief shall be in addition to any other remedies to which STANDARD and/or its affiliates may be entitled at law or in equity or otherwise.

SECTION 12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement (other than any dispute or controversy arising from a violation or alleged violation by the Executive of the provisions of Section 8, 9 or 10 hereof) shall be settled exclusively by final and binding arbitration in Houston, Texas, in accordance with the Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within 30 days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the AAA. The selection process shall be that which is set forth in the AAA Rules for the Resolution of Employment Disputes then prevailing, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected. This agreement to arbitrate shall not preclude the parties from engaging in voluntary, nonbinding settlement efforts, including, but not limited to, mediation. In the event the arbitration is decided in whole or in part in favor of the Executive, the Company will reimburse the Executive for his reasonable costs and expenses of the arbitration (including reasonable attorneys' fees).

SECTION 13. Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile transmission to the respective parties at the following addresses (or at such other address as either party shall have previously furnished to the other in accordance with the terms of this Section 13):

If to the Company:

Standard Drilling, Inc.
1667 K Street NW, Suite 1230
Washington, DC 20006
Attention: Chairman and CEO
Facsimile: 202-955-9490

if to the Executive:
O. Oliver Pennington, III
27 E. 95th Street, #3W
New York, NY 10128

SECTION 14. No Mitigation. In the event of any termination of employment by the Company without Cause, or by the Executive for Good Reason, the Executive shall be under no obligation to seek other employment, or otherwise engage in mitigating activity, following the date of termination, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

SECTION 15. Indemnification. STANDARD agree that, during the term hereof and following any termination of Executive's employment, the Company shall indemnify the Executive to the fullest extent permitted by applicable law consistent with the Certificate of Incorporation and By-Laws and the Company in effect as of the date hereof (and as hereafter amended if such amendment shall not reduce any right Executive may have under such provisions in effect on the date hereof) with respect to Executive's sole, joint or concurrent negligence and any acts or omissions he may have committed during the period during which he was an officer, director and/or employee of the Company or any of their affiliates for which he served as an officer, director or employee at the request of the Company.

SECTION 16. Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof. No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

SECTION 17. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements or understandings between the Executive and the Company or its affiliates relating thereto, including, without limitation.

SECTION 18. Severability. In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

SECTION 19. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever). The Executive may not assign this Agreement without the prior written consent of the Company. Except as otherwise provided in this Agreement, the Company may assign this Agreement to any of their affiliates or to any successor (whether by operation of law or otherwise) to all or substantially all of their business and assets without the consent of the Executive, and any transfer of employment from the Company to such affiliate or successor shall be deemed to constitute an assignment and not a termination of employment hereunder. In the event of an assignment of this Agreement by STANDARD  all references herein to STANDARD or the Company shall be deemed to be references to the assignee.

SECTION 20. Withholding of Taxes. The Executive agrees that STANDARD shall deduct, or shall cause to be deducted, from the amount of any benefits to be paid hereunder any taxes required to be withheld by the federal or any state or local government.

SECTION 21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).

SECTION 22. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

SECTION 23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 24. Subsidiaries and Affiliates. As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled by the corporation in question, and the term "affiliate" shall mean and include any corporation or other business entity controlling, controlled by or under common control with the corporation in question. The terms "controlled," "controlling," "controlled by" and "under common control with," as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Standard Drilling, Inc.

By:
Prentis B. Tomlinson, Jr.
CEO

O. Oliver Pennington, III.

Executive

Exhibit A
to
Employment Agreement
dated effective February 14, 2006
by and between
Standard Drilling Inc.
and
O Oliver Pennington, III

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